Exhibit 10.29

6400 Westwind Way, Suite A

Crestwood, KY, 40014

P:(502) 241-4114

April 20, 2020

Nur Nicholson

VIA EMAIL

Dear Nur:

We are pleased to extend you an offer to join Apellis Pharmaceuticals, Inc. (“Apellis” or the “Company”) as our Chief Technical Officer.   You will be responsible for developing and executing our manufacturing, supply chain, and technical development strategy in support of our overall business plan and strategic direction.  You will provide strategic leadership to ensure scalable and cost-efficient manufacturing for later stage and commercial products as well as meeting the needs of our development pipeline.

You will work from our offices in the Waltham area, with travel as may be reasonably required from time to time to properly fulfill your employment duties and responsibilities. You will report to the Chief Executive Officer.

Subject to satisfaction of the conditions described in this letter, you will begin employment on or before August 10, 2020 (or another mutually acceptable start date).  You agree to devote your full business time, attention and commercially reasonable efforts to the performance of your duties and to the furtherance of the Company’s interests, and during the period of your employment, shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.  Any exceptions must be first approved in writing by the Chief Executive Officer after consultation with the Board of Directors.

Your initial annualized base salary will be $400,000, paid in accordance with our standard payroll practices and subject to all withholdings and deductions as required by law. You will also be eligible to participate in the 2020 Apellis Bonus Program with an annual target bonus of 40% of your annualized base salary, based upon company, departmental, and individual performance. You must remain employed with the Company through the date of the bonus payment to receive such payment. All bonus payments, if any, are subject to the approval of the Board of Directors. Any bonus for fiscal year 2020, if any, will be pro-rated from your start date.

You will be eligible for our standard benefits package offered to every full-time employee, which includes health insurance, LTD/ADD/life insurance, and 401(k). You will be reimbursed for travel and other expenses in accordance with our reimbursement policy. You will be entitled to 20 days paid time off (PTO) for vacation, illness or personal business each full calendar year (i.e., accruing at the rate of 13.33 hours per month) in accordance with our PTO policy.   Apellis reserves the right to amend, modify or terminate any of its benefit plans, policies or programs at any time and for any reason.

You will be eligible to receive separation benefits under the terms and conditions of our Executive Separation Benefits and Retention Plan, adopted on October 1, 2019 (the “Separation Benefits Plan”), a copy of which is provided for your reference.  All forms of cash compensation paid to you as an employee pursuant to this offer letter or the Separation Benefits Plan shall be less all applicable withholdings.

You will be eligible for a one-time sign-on bonus in the amount of $75,000.00. This will be paid with your first payroll and subject to all withholdings and deductions as required by law. If you leave Apellis prior to your first anniversary you will be required to pay back this bonus in full, other than in the case of a reduction in force or termination by the Company without cause.

Subject to the approval of the Board of Directors, you will receive an option to purchase 125,000 shares of Common Stock at an exercise price equal to the fair market value as determined by the Board at the time of the grant, with such option to vest in equal monthly installments over four years from your date of employment, subject to a one-year vesting cliff. To the extent permitted under the Plan and the Internal Revenue Code, this option shall be an “incentive stock option” and otherwise will be treated as an “inducement grant” of non-statutory stock option in accordance with Nasdaq Listing Rule 5635(c)(4).  The terms of these grants will be set forth in one or more stock option agreements and shall be subject to the provisions of the Separation Benefits Plan.

This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.   If any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” and you are determined to be a “specified employee,” in each case within the meaning of Section 409A, the Company agrees to negotiate with you in good faith to appropriately and lawfully modify the contractual terms relating to such payment or benefit.

On your first day of employment, you will be given additional information about our procedures, policies, and benefit programs. We will require you, as a condition of employment, to verify your right to work in the United States and to enter into the standard noncompetition, nondisclosure, and development agreement on your first day of employment.

By signing below, you represent that (i) your employment with the Company and your execution of this offer letter does not and will not violate or conflict with agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer. Your employment will be at will, and this letter does not represent any guarantee of employment for any period. If you wish to resign from your employment with the Company, we request not less than 15 calendar days’ written notice.

This offer letter, along with the stock option agreement, the non-solicitation, nondisclosure and development agreement and any benefit plans, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship  between  you  and  the  Company  (the  “Disputes”)  will  be  governed  by Massachusetts  law,  excluding  laws relating  to  conflicts  or  choice  of  law.  You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any dispute or any claim related to any dispute.

You will be eligible for the reimbursement of moving expenses (based on an approved relocation estimate) to relocate to Waltham, including up to 4 months of temporary housing or up to $20,000.00. You will be required to submit receipts in order to receive reimbursement. If you leave Apellis before you have completed 12 months of employment you will be required to return any monies paid to you for moving expense reimbursement.

This offer will expire at the close of business, on Thursday, April 23, 2020, unless accepted by you prior to that time.  This offer is contingent upon the successful completion of a background check and satisfactory reference check and upon your execution of the Non-Solicitation, Nondisclosure and Development Agreement.

We are excited at the prospect of your joining our team. Feel free to contact me if you have questions or if you need any additional information.

Sincerely,

/s/ Timothy Sullivan

Timothy Sullivan

Chief Financial Officer

Apellis Pharmaceuticals, Inc.

ACCEPTED AND AGREED:

/s/ Nur Nicholson

Name : Nur Nicholson

Date :4/22/2022